Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation or Organization	Ownership Interest	Names Under Which Subsidiary Does Business

WAHA Technologies, Inc.	Georgia	100%	Same
SPRE Commercial Group, Inc.	Georgia	100%	Same
SPRE WATONGA OK, LLC(1)	Georgia	100%	Same
SPRE Denton TX, LLC(1)	Georgia	100%	Same
SPRE FOREST CITY NC, LLC(1)	Georgia	100%	Same
SPRE Montgomery City MO, LLC(1)	Georgia	100%	Same
SPRE TULSA OK, LLC(1)	Georgia	100%	Same
SPRE Washington GA, LLC(1)	Georgia	100%	Same
THE CLOUD MINDERS INC.	Delaware	100%	Same
SPRE WATONGA OK HPC, LLC(2)	Georgia	100%	Same
QAI Moon, LLC(3)	Georgia	51%	Same
SPRE BROOKLYN NY, LLC(4)	Georgia	51%	Same
SPRE NKC MO, LLC	Georgia	(5)	Same
QAI Moon USD B3-9, LLC (formerly QAI Moon NKC SPV 1 LLC)(4)	Delaware	51%	Same
HPC Capital Services Parent, LLC(6)	Delaware	100%	Same
HPC USD H2-75, LLC(7)	Delaware	100%	Same
HPC USD B3-34, LLC(7)	Delaware	100%	Same
HPC USD B3-129, LLC(7)	Delaware	100%	Same
QAI Moon Parent, LLC	Delaware	(8)	Same

(1)	100% owned by SPRE Commercial Group, Inc. and, therefore, indirectly owned by QumulusAI, Inc.
(2)	100% owned by SPRE WATONGA OK, LLC and, therefore, indirectly owned by QumulusAI, Inc.
(3)	51% owned by THE CLOUD MINDERS INC. and, therefore, indirectly partially owned by QumulusAI, Inc.
(4)	100% owned by QAI Moon, LLC and, therefore, indirectly partially owned by QumulusAI, Inc.
(5)	35% owned by THE CLOUD MINDERS INC. and 30% owned by QAI Moon, LLC and, therefore, indirectly partially owned by QumulusAI, Inc.
(6)	100% owned by THE CLOUD MINDERS INC. and, therefore, indirectly owned by QumulusAI, Inc.
(7)	100% owned by HPC Capital Services Parent, LLC and, therefore, indirectly owned by QumulusAI, Inc.
(8)	100% owned by SPRE NKC MO, LLC and, therefore, indirectly partially owned by QumulusAI, Inc.